Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Amended and Restated Suburban Propane Partners, L.P. 2000 Restricted Unit Plan of our report dated December 5, 2005 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Suburban Propane Partners, L.P., which appears in the Suburban Propane Partners, L.P.’s Annual Report on Form 10-K for the year ended September 24, 2005.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Florham Park, NJ
October 19, 2006